EXHIBIT 16

September 24, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 9 of Form 10-K dated September 24, 2004, of MPW Industrial Services Group, Inc. and are in agreement with the statements contained in the first three paragraphs of Item 9 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/    Ernst & Young LLP

Columbus, Ohio